Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated and effective as of January 1, 2015 (the “Effective Date”) by and among Pharma-Bio Serv, Inc. with its principal office at 6 Road 696, Dorado, Puerto Rico 00646 (the “Company”) and Victor Sanchez Altura (“Executive”) (hereinafter “the Parties”).

WITNESSETH:

WHEREAS, the Company desires to appoint Executive as its President and Chief Executive Officer (“CEO”); and

WHEREAS, the Executive serves as President of Europe Operations for Company’s wholly owned subsidiaries in Europe; and

 WHEREAS, the Company desires to continue to obtain the benefits of Executive’s knowledge, skills and ability in connection with managing the Europe Operations of the Company’s subsidiaries, and promote Executive to President and CEO of the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Employment and Duties

(a)	Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as Company’s President and CEO and as President of Europe Operations, as hereinafter defined.
(b)
As CEO of the Company, Executive shall have the duties and responsibilities associated with the president and chief executive officer of a public corporation. Executive shall report to the Company’s Board of Directors (“Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with the Bylaws of the Company and applicable law.

(c)
As President of Europe Operations, Executive shall have the duties and responsibilities as shall be determined by the Board.  Executive shall report to the Company’s Chief Executive Officer, unless Executive is serving in the position of Chief Executive Officer, then Executive shall report to the Board. Executive shall also perform such other duties and responsibilities as may be determined by such officer or the Board, as long as such duties and responsibilities are consistent with the Bylaws of the Company and applicable law.

2.	Executive’s Performance

(a)
Executive hereby accepts the employment contemplated by this Agreement. Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.

3.	Compensation and Other Benefits

(a)
For his services, the Company shall pay Executive a salary (“Salary”) at the annual rate of $220,000. Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly. Executive's salary will be revised annually based upon performance evaluations following the Company's performance review process and subject to the financial status of the Company.

(b)	In addition to salary, Executive shall receive the following benefits:

(i)	Lodging while Executive is exercising his duties in Puerto Rico Headquarters;

(ii)
Such insurance, including major medical health insurance and life insurance, as the Company provides its executive officers, which benefits will not be less than the insurance benefits provided by the Company to its executive officers at Puerto Rico Headquarters;

(iii)	Spain family medical health insurance up to the amount of €13,000 per year;

(iv)	Vacation in accordance with Company policy;

(v)	Eligibility to participate in such pension and other benefit plans that are available to executive officers of the Company;

(vi)	Company car and related expenses while the Executive is exercising his duties in Puerto Rico Headquarters; and

(vii)
Such discretionary bonuses and stock options or other equity-based incentives as shall be determined by the Company’s compensation committee; provided, however, that such bonus shall be paid within 30 days of the completion of the audit for the year for which the bonus relates.

4. Reimbursement of Expenses

(a)
The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5.	Termination of Employment

(a)	This Agreement and Executive’s employment hereunder shall terminate immediately upon his death.

(b)
This Agreement and Executive’s employment pursuant to this Agreement may be terminated by the Executive or the Company on not less than 30 days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Executive which prevents his from substantially performing his regular duties for a period of two consecutive months or three months, even though not consecutive, in any twelve month period; provided however, that any maternity leave or other condition covered by the Puerto Rico labor laws shall not be counted toward such three or two month periods.

(c)
The Company may terminate this Agreement and Executive’s employment pursuant to this Agreement immediately for Cause, in which event no further compensation shall be payable to Executive subsequent to the date of such termination. The date of termination shall be the date of the notice from the Company stating that Executive’s employment is terminated for Cause. The term “Cause” shall mean:

(i)
repeated failure of Executive to perform material instructions from the Board, or, if Executive does not report to the Board, from the officer to whom Executive reports, provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, or any other failure or refusal by Executive to perform his duties required by said Section; provided, however, that Executive shall have received notice from the Board or from the officer to whom Executive reports, specifying the nature of such failure in reasonable detail and Executive shall have failed to cure the failure within five business days after receipt of such notice.

(ii)	a breach of Sections 6, 7 or 8 of this Agreement;

(iii)	a breach of trust whereby Executive obtains personal gain or benefit at the expense of or to the detriment of the Company or any of its affiliates;

(iv)	any fraudulent or dishonest conduct by Executive or any other conduct by Executive which damages the Company or any of its affiliates or their property, business or reputation;

(v)	a conviction of, or guilty plea or plea of nolo contendere by, of Executive of (x) any felony or (y) any other crime involving fraud, theft, embezzlement or use or possession of illegal substances; or

(vi)	The admission by Executive of any matters set forth in Section 5(c)(v) of this Agreement.

(d)     Executive’s resignation shall be treated in the same manner as a termination for Cause.

(e)     In the event that the Company terminate this Agreement and Executive’s employment other than for reasons set forth in Sections 5(a), 5(b) or 5(c):

(i) The Company shall (1) pay to the Executive within 30 days after the date of his termination (a) a  lump-sum severance payment in an amount equivalent to one (1) year of his salary at the time of the termination, less legal withholdings, or the severance established by PR labor law No. 80 of May 30, 1976, known as the “Wrongful Discharge Act” (“Ley de Despido Injustificado”), whichever amount is higher; (b) any bonuses that the Executive may have earned up to the date of his termination, and (c) any unused accrued vacation days, (2) provide Executive one (1) year health coverage for the Executive and dependents, and (3) provide that any restricted stock units, options or other similar granted awards held by the Executive will become vested and exercisable for a three month period following the termination; and;

(ii) The restrictions set forth in Section 7(a) of this Agreement shall terminate immediately.

(iii) If within eighteen months from the effective date of this Agreement, at the option of the Executive, Executive may opt to return to his previous role as President of Europe Operations with the benefits and salary of his previous role. Then, Sections 5(e)(i) and 5(e)(ii) will become inoperative.

(f)     In the event there is a change in control of the Company in connection with a sale, merger or acquisition of the Company or the Company ceases to be a public company, and is no longer subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, any restricted stock units, options or other similar granted awards held by the Executive will become vested and exercisable immediately prior to such event.

The terms of this Agreement regarding the vesting of awards in connection with a termination or change of control of Company shall supersede any such terms in the award agreements between the Company and Executive.

6.	Trade Secrets and Proprietary Information

(a)
Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of his employment, Executive agrees that he will not,  without the consent of the Board make any disclosure of confidential information to any person, partnership, corporation or entity either during or after employment with the company, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with policies or instructions or authorization from the Board, (b) Executive can demonstrate that such information shall have (i) become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (ii) been developed by Executive independent of any of the Company’s confidential or proprietary information or (iii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company.

(b)
In the event that any confidential information is required to be produced by Executive pursuant to legal process, Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)
Executive shall, upon expiration or termination of employment, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information. To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d)
Executive further realizes that any trading in the Company’s common stock or other securities or aiding or assisting others in trading in the Company’s common stock or other securities, including disclosing any non-public information concerning the Company to a person who uses such information in trading in the Company’s common stock or other securities, constitutes a violation of federal and state securities laws. Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information.

(e)	For the purposes of Sections 6, 7, 8 and 9 of this Agreement, the term “Company” shall include PHARMA-BIO SERV, INC., and its subsidiaries and affiliates.

7.	Covenant Not To Solicit or Compete

(a)	During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i)
persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment hereunder or during the twelve months preceding the termination of his employment);

(ii)
solicit for herself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment;

(iii)
persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employment, or to become employed by any person or entity other than the Company; or

(iv)
engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public Company engaged in such activities.

(b)
Executive will not, during or after employment with the Company, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description. The Company will not make any disparaging statements concerning Executive; provided, however, that this sentence shall not be construed to prohibit the Company from giving factual information concerning Executive in response to inquiries that the Company believes are bona fide.

(c)
The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment, and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

8.
Inventions and Discoveries - Executive agrees promptly to disclose in writing to the Company any invention, design, system, process, development or other discovery or intellectual property (collectively, “inventions and discoveries”) conceived, created or made by his during employment with the Company, whether created or developed by herself or with others, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company’s sole property, regardless of whether such inventions and discoveries are otherwise treated as work performed for hire and regardless of whether such inventions and discoveries are or can be patented, registered or copyrighted. Upon the Company’s request, Executive shall execute and assign to the Company all applications for copyrights, trademarks and letters patent of the United States and such foreign countries as the Company may designate, and Executive shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. Executive shall also give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding in connection with the foregoing.

9.
Injunctive Relief - Executive agrees that his violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. In the event an injunction is issued against any such violation by Executive, the period referred to in Section 7 of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed. Subject to Section 7(c) of this Agreement, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and Executive’s employment.

10.
 Indemnification - The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.

11.	Representations by the Parties

(a)
  Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b)	The Company represents warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

12.	Miscellaneous

(a)
Executive will cooperate with the Company in connection with the Company’s application to obtain key-person life insurance on his life, on which the Company will be the beneficiary.  Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical.

(b)
Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(b), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company fax at (787) 796-5168, or to Executive at available numbers, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf.  Any party may, by like notice, change the person, address or fax number to which notice is to be sent.  If no telecopier number is provided for Executive, notice to his shall not be sent by telecopier.

(c)
This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Puerto Rico applicable to contracts executed and to be performed wholly within such country, without regard to principles of conflicts of laws.

(d)
Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in San Juan, Puerto Rico before a single arbitrator jointly selected by the parties under the rules of the American Arbitration Association. If the parties shall be unable to agree upon an arbitrator, then each party shall designate one arbitrator and the two arbitrators shall select a third arbitrator. The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall have the power, in his or his discretion, to award counsel fees and costs to the prevailing party. The arbitrator shall have no power to modify or amend any specific provision of this Agreement except as expressly provided in Section 12(f) of this Agreement.

(e)
Any claim for injunctive relief or other equitable remedy pursuant to Section 9 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, the parties hereby (i) consents to the exclusive jurisdiction of the United States District Court for the District of Puerto Rico and the Puerto Rico courts located in San Juan, Puerto Rico, (ii) agree that any process in any action commenced in such court under this Agreement may be served upon it or his personally, either (x) by certified or registered mail, return receipt requested, or by Federal Express or other courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon such party in San Juan, Puerto Rico, or (y) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof. If an action may be commenced pursuant to this Section, the complaint may, notwithstanding Section 12(c) of this Agreement, include other claims against the other party, even if such claims would otherwise be subject to arbitration pursuant to said Section 12(c).

(f)
If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(g)
This Agreement constitute the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)
No party shall have the right to assign or transfer any of its or his rights here under except that  the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(i)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(j)	The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PHARMA-BIO SERV, INC.

By: /s/ Elizabeth Plaza
Name: Elizabeth Plaza
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Victor Sanchez
Victor Sanchez Altura